FOR IMMEDIATE RELEASE

Contact:
Michael J. Doyle                   Andrew D. Gosman
Chairman & CEO                     President
The Standish Company               CareMatrix Corporation
6 New England Executive Park       197 First Avenue
Burlington, MA 01803               Needham, MA 02194
617-270-4500                       617-433-1000


              THE STANDISH CARE COMPANY AND CAREMATRIX CORPORATION
                             SIGN MERGER AGREEMENT

BURLINGTON, MASSACHUSETTS, July 5, 1996. The Standish Care Company ("Standish") (Nasdaq: STAN;STANP) announced today that it has signed a merger agreement with CareMatrix Corporation ("CareMatrix") of Needham, Massachusetts. CareMatrix, a privately-held assisted living company, is controlled by Abraham D. Gosman and his two sons, Andrew and Michael. Under the agreement, Standish, as the surviving company in the merger, will acquire all of the assets and operations of CareMatrix and will issue 50 million shares of its common stock to CareMatrix's stockholders. The transaction is subject to approval of the merger agreement by both companies' Boards of Directors and shareholders and other closing conditions.

Commenting on this transaction, Michael J. Doyle, Chairman and Chief Executive Officer of Standish said, "Standish has been a pioneer and leader in the assisted living industry. We believe this merger will benefit both organizations and their shareholders. We look forward to building a world class management and development company to further our leadership in the assisted living industry."

Andrew D. Gosman, President of CareMatrix remarked, "We are very pleased with this transaction and very happy to be working with the senior management of Standish. Together, the combined company will move forward in the assisted living industry as a respected provider of high quality assisted living services with locations throughout the United States. Both companies have a strong commitment to a standard of excellence for senior living and a focus on satisfying the needs of each resident in our communities."

Currently both companies enjoy a high census in their existing portfolio. Each has an experienced management team with extensive experience in the areas of acquisitions, development, financing, marketing, and operations for senior housing and health care.

Historically both companies have pursed an aggressive growth strategy. CareMatrix brings to the merger an extensive development pipeline which will strengthen the Company's presence in the northeastern and southeastern United States and expand their operations into the Southwest. The combined Company has locations in Arizona, Connecticut, Florida,

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Maine, Massachusetts, New Hampshire, New Jersey, North Carolina, Pennsylvania,
Texas, and Virginia.

Standish specializes in acquiring, developing, operating, and managing assisted living communities and currently provides these services to 14 communities in six states.